 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

Bluerock Enhanced Multifamily Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-153135	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Heron Tower, 70 East 55th Street, 9th Floor New York, NY 10022
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On December 17, 2012, the board of directors of Bluerock Enhanced Multifamily Trust, Inc. (which is referred to herein as the “Company,” “we,” “us,” and “our”) determined an estimated value per share of our common stock of $10.04 as of December 17, 2012.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01	Other Events

Our Board of Directors’ Determination of Our Estimated Value Per Share

On December 17, 2012, our board of directors determined an estimated value per share of our common stock of $10.04 as of December 17, 2012. We are providing the estimated value per share to assist broker-dealers and stockholders in their evaluation of us.

The objective of our board of directors in determining the estimated value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on a valuation utilizing independent appraisals of each of the properties in which we are invested. The estimated value per share is based on (x) the estimated value of our assets based on independent appraisals less the estimated value of our liabilities, divided by (y) the number of outstanding shares of our common stock, all as of December 17, 2012. Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially and values of our assets and liabilities are expected to change in the future.

Our board of directors determined the estimated per share value in its sole discretion and is ultimately and solely responsible for establishing the estimated value of a share of our common stock. Our advisor did, however, engage the services of Whitewater Realty Advisors, LLC, (the “Appraisal Firm”), an independent appraisal firm, to appraise all of the properties in which we are invested on an individual basis, and our board has reviewed the Appraisal Firm’s appraisals in determining the estimated value of a share of our common stock. Our board of directors has further reviewed our outstanding liabilities and other assets as reported by our advisor.

The Appraisal Firm conducted its valuation in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice. Certain of the Appraisal Firm’s personnel, including those who conducted the appraisals of our properties, have Member of Appraisal Institute (“MAI”) designations. The Appraisal Firm does not have any direct or indirect material interest in any transaction with us or in any currently proposed transaction to which we, our advisor or our board of directors or officers are a party. We believe there are no material conflicts of interest between the Appraisal Firm, on the one hand, and us, our advisor or our directors or officers, on the other hand.

Methodology

The following is a summary of the valuation methodologies used for each type of asset:

Real Estate Investments.

As of December 17, 2012, we owned interests in seven total properties, through joint ventures. Six of our properties are currently in service and one of our properties, 23Hundred@Berry Hill, or our development property, is currently in development.

The Appraisal Firm valued each of our properties on an individual basis using the Income Capitalization Approach and Sales Comparison Approach, which it then reconciled based on its weighing of the reliability and applicability of each valuation method to determine a final value. The Appraisal Firm valued our development property, assuming the completion of construction and the stabilization of our development property’s occupancy, as of November 1, 2014 (which is further discounted in our valuation below), and our in service properties on an “as is” basis as of November 1, 2012.

The Income Capitalization Approach is a method of converting anticipated economic benefits from owning property into a value. The Appraisal Firm used both the direct capitalization method and a discounted cash flow analysis in converting each of our properties anticipated net income into a value. The direct capitalization method is used to convert a single year’s stabilized net operating income into a value by dividing that net operating income by an established capitalization rate. In the discounted cash flow method, anticipated future cash flows from a property and a reversionary (sale) value are discounted to a net present value using a chosen yield rate (internal rate of return).

The Appraisal Firm independently developed the models and assumptions it used in applying the Income Capitalization Approach. In order to build its models and develop its assumptions, the Appraisal Firm reviewed current rent rolls and historical financial statements provided by our advisor, studied market data (including rents and expenses), and performed site visits and interviewed property staff at each of our properties.

To determine a capitalization rate to apply when using the direct capitalization method, the Appraisal Firm reviewed the capitalization rates for the sales of recent properties comparable to our own in location and features, as well as national surveys of the capitalization rates for the sale of apartment properties. Then, the Appraisal Firm divided each property’s projected future net operating income by its capitalization rate to determine each property’s value. For our development property, the Appraisal Firm used the projected net operating income for its expected first year of stabilized occupancy, 2015.

The Appraisal Firm also valued each of our properties using a discounted cash flow analysis. The Appraisal Firm chose the discount period for each asset (either 7 or 10 years) based on several factors, including the approximate loan term and the typical real estate investment hold period. The Appraisal Firm calculated the value of each property using the Appraisal Firm’s own cash flow projections, terminal capitalization rates and discount rates as the Appraisal Firm believed appropriate for each property based upon its review of the market for similarly situated properties. In projecting each property’s cash flow, the Appraisal Firm made key assumptions regarding annual rent and expense growth at our properties. While we believe that the Appraisal Firm’s assumptions and projections are reasonable for each of our properties, any change in these assumptions or projections would change the estimated value of our properties. A table presenting the ranges and weighted averages, as applicable, of the Appraisal Firm’s key assumptions with respect to its discounted cash flow analysis is set forth below (weighted averages are based on the appraised value of each property):

Annual Rent Growth Range	3.0% - 4.8%
Annual Expense Growth Range	2.7% - 3.1%
Weighted Average Exit Cap Rate	6.6%
Weighted Average Unleveraged Discount Rate	7.4%
Weighted Average Leveraged Discount Rate	9.8%

A change in the Appraisal Firm’s assumptions would impact the calculation of the value of the properties in which we are invested on a discounted cash flow basis. For example, assuming all other factors remain unchanged, an increase of 25 basis points in the unleveraged discount rate used with respect to each appraisal would yield a decrease in the value of our real estate assets of 1.64%, while a decrease of 25 basis points in the unleveraged discount rate used with respect to each appraisal would yield an increase in the value of our real estate assets of 1.68%. Likewise, an increase of 25 basis points in the exit capitalization rate used with respect to each appraisal would yield a decrease in the value of our real estate assets of 2.36%, while a decrease of 25 basis points in the exit capitalization rate used with respect to each appraisal would yield an increase in the value of our real estate assets of 2.56%.

In addition to using the Income Capitalization Approach, the Appraisal Firm valued our properties according to the Sales Comparison Approach, whereby the Appraisal Firm directly compared each property to recent, similarly situated, property sales. After adjusting for differences in quality and age of properties, the Appraisal Firm established a market rate of value per unit for each property and multiplied that by the number of units in the applicable property to establish a value.

After reconciling the valuations provided by the Income Capitalization Approach and the Sales Comparison Approach, the Appraisal Firm estimated the value of each of the properties as of November 1, 2012, resulting in an aggregate of the appraised values of $270,600,000 as of November 1, 2012. The aggregate of the appraised values exceeds the aggregate of the discounted cash flow valuations performed by Whitewater by $347,170.

When including our development property in the calculation of the estimated value of our assets, our board of directors discounted the equity value of our development property by the present value of the future development profit by 10% per annum over two years (the expected development period). Our board of directors determined this discount to the projected “as stabilized” value by reviewing industry practices, including those of banks and independent valuation firms, with respect to the valuation of properties in development.

Notes Payable. The valuation of our liabilities prepared by our advisor contained a valuation of our notes payable based on the current carrying value of our notes payable as of December 17, 2012 with a mark to market adjustment. The carrying value of our notes payable as of December 17, 2012 was $155,548,000 to which our advisor added a mark to market adjustment of $8,628,000 to find the estimated fair value of our notes payable to be $164,176,000.

Other Assets and Liabilities. Our advisor’s report on our other assets and liabilities contained a majority of our other assets and liabilities, consisting primarily of cash, restricted cash, accounts receivable, accounts payable and notes payable to our affiliates, which were considered by us to be equal to fair value due to their short maturities.

Our estimated value per share was based upon 2,186,000 shares of our stock outstanding at the close of business as of December 17, 2012.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not currently traded or listed on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of our debt, or a discount for our corporate level overhead.

The following table presents how the estimated value per share was determined as of December 17, 2012 (in thousands):

	December 17, 2012
Value of Properties		$270,600
Notes Payable		(155,548)
Mark to Market of Notes Payable		(8,628)
Partner Promote (1) and Development Discount		(2,590)
Gross Equity Value		$103,834

Our Equity Percentage	%	34.6835
Our Equity Market Value		$36,013

Other Assets		356
Other Liabilities (including notes payable to affiliates)		(14,414)

Net Asset Value (2)		$21,955
Shares Outstanding		2,186
Estimated per share value		$10.04

1 Includes a promote share of profits payable to our joint venture partners in two of our investments after we receive a return of our capital and preferred return on our investments.

2 Net Asset Value is calculated using the asset and liability amounts and descriptions provided in the above paragraphs.

Limitations of the Estimated Value Per Share

As with any valuation methodology, the methodologies used to determine the estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by us. The estimated value per share determined by us does not represent the fair value of our assets less liabilities in accordance with GAAP, and such estimated value per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to realize the estimated share value if such stockholder attempts to sell his or her shares;
•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the company;
•	shares of our common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of our common stock; or
•	the methodologies used to estimate the value per share would be acceptable to the Financial Industry Regulatory Authority, Inc. (“FINRA”) or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share was calculated as of a moment in time, and, although the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets, we have only provided an estimated value per share as of December 17, 2012, and such value will not take into account any subsequent events. As a result, stockholders should not rely on the estimated value per share as being an accurate measure of the then-current value of our shares of common stock in making an investment decision. For the reasons set forth above and due to the fact that we are still conducting our continuous public offering of common stock and remain in our acquisition phase, our board of directors has determined that it is not appropriate to revise the price at which shares of our common stock are offered in our continuous public offering or under our distribution reinvestment plan at this time. FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated net asset value per share.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

23.1	Consent of Independent Appraisal Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

DATE: January 2, 2013	/s/ Jordan Ruddy
President and Chief Operating Officer